Exhibit 23.1
Consent of Independent Auditors
The Board of Directors
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We consent to the incorporation by reference herein and in the registration statement on Form S-8 (No. 333-151317) of Western Gas Partners, LP of our report dated March 2, 2009 with respect to the balance sheets of Western Gas Partners, LP’s Powder River Basin Operations as of September 30, 2008 and December 31, 2007, and the related statements of income, parent net equity, and cash flows for the nine months ended September 30, 2008 and for the twelve months ended December 31, 2007 and 2006.
/s/ KPMG LLP
Houston, Texas
March 2, 2009